Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

Amendment No. 1 to Employment AGREEMENT (this “Amendment No. 1”), is entered into on October 10, 2018 (the “Amendment No. 1 Effective Date“), by and between Assembly Biosciences, Inc., a Delaware corporation with principal executive offices at 11711 N. Meridian Street, Suite 310, Carmel, IN 46032 (the “Company”), and Richard Colonno, Ph.D. (the “Executive”).

WITNESSETH:

WHEREAS, the Company and Executive have entered into the Employment Agreement dated as of December 17, 2015 and effective as of January 5, 2016 (the “Existing Agreement”).

WHEREAS, the Company and Executive desire to amend the Existing Agreement as provided in this Amendment No. 1 to, among other things, (i) provide for “at will” employment without a specified term after the Initial Term, (ii) increase the protected period following a Change of Control in which Executive would be entitled to receive the Change of Control Separation Benefits in connection with a termination from six months to twelve months, and (iii) add a modified economic cutback provision to provide the Executive with a better after tax result under 280G of the Code, to the extent applicable.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree to amend the Existing Agreement as follows:

1.           Definitions. Capitalized terms used and not defined in this Amendment No.1, including the recitals, have the respective meanings assigned to them in the Existing Agreement.

2.           Amendments to the Existing Agreement. As of the Amendment No. 1 Effective Date, the Existing Agreement is hereby amended or modified as follows:

(a)          Section 2 of the Existing Agreement is hereby amended and restated in its entirety as follows:

“2.          Term. The Executive's employment under this Agreement shall be deemed to commence on the Effective Date and shall continue for a term of five (5) years from the Effective Date (the “Initial Term”), unless sooner terminated pursuant to Section 8 of this Agreement, and shall continue thereafter on an “at-will” basis until terminated pursuant to Section 8 of this Agreement (together with the Initial Term, the “Term”).”

(b)          Section 9(b) of the Existing Agreement is hereby amended and restated as follows:

“(b)          Change of Control Severance. If Executive’s employment is terminated by the Company due to Disability pursuant to Section 8(b), by the Company without Cause pursuant to Section 8(e) or by the Executive for Good Reason pursuant to Section 8(d) and such termination occurs during the period beginning on the Change of Control and ending twelve (12) months immediately following such Change of Control (the “COC Period”), provided that the Executive signs and does not revoke a general release of claims against the Company within the time period specified therein (which time period shall not exceed sixty (60) days), in form and substance satisfactory to the Company (the “Release”), then the Company shall provide the following benefits to the Executive, referred to herein as the “Change of Control Separation Benefits”: (i) a lump sum payment equal to eighteen (18) months of the Executive’s then-current Base Salary (less applicable taxes and withholdings); (ii) the full Annual Milestone Bonus (items (i) and (ii) being the “Change of Control Separation Pay”); (iii) immediate vesting in full of all Equity Awards; (iv) extension of the exercise period for all vested Stock Options to the end of their term; and (v) if the Executive properly and timely elects to continue his health insurance benefits under COBRA or applicable state continuation coverage after the date of termination, reimbursement for the Executive’s applicable health continuation coverage premiums for the lesser of (A) the eighteen (18) month period following the month in which the Executive’s termination date occurs, or (B) the maximum period permitted by applicable law, provided that the Company’s obligation to pay a portion of the Executive’s health continuation coverage premiums will terminate if he becomes eligible for health insurance benefits from another employer during the reimbursement period. The Change of Control Separation Pay will be paid within sixty (60) days after the termination date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid no earlier than the first Company payroll date in the second calendar year and, in any case, by the last day of such 60-day period.”

(c)          Section 11(a) and (b) of the Existing Agreement is hereby amended and restated as follows:

“(a)          This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to its principles of conflicts of laws.

(b)            In the event of any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, the parties agree to submit any differences to nonbinding mediation prior to pursuing resolution through the courts. The parties hereby submit to the exclusive jurisdiction of the state and federal courts situated in San Francisco County, California, and agree that service of process in such court proceedings shall be satisfactorily made upon each other if sent by registered mail addressed to the recipient at the address referred to in Section 11(g) below.”

(d)          Immediately following Section 11 of the Existing Agreement, a new Section 12 as provided below is added:

“12.         Section 280G.

(a)            Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 12 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b)           Any such reduction shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(c)           Any determination required under this Section 12 shall be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before the Change of Control (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Company and the Executive shall provide the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 12. For purposes of making the calculations and determinations required by this Section 12, the Accounting Firm may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accounting Firm’s determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accounting Firm in connection with the calculations required by this Section 12.

(d)           It is possible that after the determinations and selections made pursuant to this Section 12 the Executive will receive Covered Payments that are in the aggregate more than the amount provided under this Section 12 (“Overpayment”) or less than the amount provided under this Section 12 (“Underpayment”).

(i)             In the event that: (A) the Accounting Firm determines, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then the Executive shall pay any such Overpayment to the Company.

(ii)          In the event that: (A) the Accounting Firm, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of the Executive.

3.            Date of Effectiveness; Limited Effect. This Amendment No.1 will become effective as of the Amendment No.1 Effective Date. Except as expressly provided in this Amendment No.1, all of the terms and provisions of the Existing Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Existing Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Amendment No.1 Effective Date, each reference in the Existing Agreement to "this Agreement," "the Agreement," "hereunder," "hereof," "herein," or words of like import shall mean the Existing Agreement as amended by this Amendment No.1.

4.           Miscellaneous.

(a)          This Amendment No.1 is governed by and construed in accordance with, the laws of the State of California, without regard to the conflict of laws provisions of such State.

(b)          This Amendment No.1 shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c)          The headings in this Amendment No.1 are for reference only and do not affect the interpretation of this Amendment No.1.

(d)          This Amendment No.1 may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment No.1 electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment No.1.

(e)          This Amendment No.1 constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

IN WITNESS WHEREOF, the Parties have executed this Amendment No.1 as of the date first written above.

ASSEMBLY BIOSCIENCES, INC.

By	/s/ Derek A. Small
Name:	Derek A. Small
Title:	Chief Executive Officer and President

/s/ Richard Colonno, Ph.D.
Richard Colonno, Ph.D.